                                                                       EXHIBIT 3

                           OFFER TO PURCHASE FOR CASH
                UP TO 21,000 LIMITED PARTNERSHIP ASSIGNEE UNITS
                                       OF
                           GROWTH HOTEL INVESTORS II,
                        A CALIFORNIA LIMITED PARTNERSHIP
                                      FOR
                               $750 NET PER UNIT
                                       BY
                                DEVON ASSOCIATES

 ***************************************************************************
 *                                                                         *
 *  THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT       *
 *  12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 14, 1996, UNLESS          *
 *  EXTENDED.                                                              *
 *                                                                         *
 ***************************************************************************


      Devon Associates, a New York general partnership (the "Purchaser"), hereby offers to purchase up to 21,000 of the outstanding Limited Partnership Assignee Units (the "Units") of Growth Hotel Investors II, a California limited partnership (the "Partnership"), for $750 per Unit (the "Purchase Price"), net to the seller in cash, without interest, upon the terms set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the "Offer"). Certain beneficial owners of the Purchaser are affiliated with Montgomery Realty Company-85 and GHI Associates, the general partners of the Partnership (together, the "General Partner"). The 21,000 Units sought pursuant to the Offer represent approximately 35.6% of the total Units outstanding as of January 1, 1996. A Unitholder must tender all Units owned by such Unitholder in order for the tender to be valid.

      Before tendering, Unitholders are urged to consider the following factors:

o The liquidation value of the Partnership's assets as of December 31, 1995 has been estimated by the Purchaser (whose beneficial owners include affiliates of the General Partner) at $1,058 per Unit (the "Liquidation Value"). In addition, during the first quarter of 1994, Metric Realty, an unaffiliated third party, expressed an interest in purchasing, subject to satisfaction of numerous conditions, all of the Partnership's property interests for a purchase price which the General Partner estimated would have resulted in a distribution to Unitholders of approximately $878 per Unit (See "THE TENDER OFFER - Section 13. Background of the Offer".)

o The Purchaser (whose beneficial owners include affiliates of the General Partner) is making the Offer with a view to making a profit.
      Accordingly, in establishing the Purchase Price, the Purchaser (whose beneficial owners include affiliates of the General Partner) was motivated to set the lowest price for the Units which might be acceptable to Unitholders consistent with the Purchaser's objectives. Such objectives and motivations may conflict with the interest of Unitholders in receiving the highest price for their Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Purchase Price and no representation is made by the Purchaser, any affiliate of the Purchaser or the General Partner as to such fairness.



                                                        (continued on next page)

                           -----------------------

  If you have any questions or need additional information, you may contact the Information Agent for the Offer at:

                            The Herman Group, Inc.
February 15, 1996               (800) 530-4966

      (continued from cover page)


o The General Partner and certain beneficial owners of the Purchaser are affiliated and, accordingly, certain conflicts of interest with respect to the Offer may exist for the General Partner. Such conflicts include those resulting from the terms of a loan which will be used by the Purchaser to finance the Offer. Such terms may create a conflict of interest for the General Partner in determining whether to sell and/or refinance the Partnership's properties and whether to distribute the proceeds of any such sale or refinancing (See "THE TENDER OFFER - Section
      10. Conflicts of Interest and Transactions with Affiliates" for a more detailed explanation of this conflict.)

o Depending upon the number of Units tendered pursuant to the Offer, the Purchaser (whose beneficial owners include affiliates of the General Partner) could be in a position to significantly influence all Partnership decisions on which Unitholders may vote. (See "THE TENDER OFFER - Section 7. Effects of the Offer".) This means that (i) non-tendering Unitholders could be prevented from taking action they desire but that the Purchaser (whose beneficial owners include affiliates of the General Partner) opposes and (ii) the Purchaser may be able to take action desired by the Purchaser but opposed by the non- tendering Unitholders.

o Consummation of the Offer may limit the ability of Unitholders to dispose of Units in the secondary market during the twelve-month period following completion of the Offer. (See "THE TENDER OFFER - Section 7. Effects of the Offer" in this Offer to Purchase.)

o Unitholders who tender their Units will be giving up the opportunity to participate in any future potential benefits represented by the ownership of such Units, including potential future distributions by the Partnership with respect to periods of time after April 30, 1996.

      The Offer is not conditioned upon any minimum number of Units being tendered. If more than 21,000 Units are validly tendered and not withdrawn, the Purchaser will accept for purchase on a pro rata basis 21,000 Units, subject to the terms and conditions herein.

      The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, (ii) to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in Section 14 of this Offer to Purchase, to delay the acceptance for payment of, or payment for, any Units not theretofore accepted for payment or paid for, and (iv) to amend the Offer in any respect (including, without limitation, by increasing the consideration offered, increasing or decreasing the number of Units being sought, or both). Notice of any such extension, termination or amendment will promptly be disseminated to Unitholders in a manner reasonably designed to inform Unitholders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934 (the "Exchange Act"). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

                               TABLE OF CONTENTS

                                                                                  Page
                                                                                  ----
INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

THE TENDER OFFER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
      Section 1.        Terms of the Offer  . . . . . . . . . . . . . . . . . . .    4
      Section 2.        Proration; Acceptance for Payment and Payment for Units .    4
      Section 3.        Procedures for Tendering Units  . . . . . . . . . . . . .    5
      Section 4.        Withdrawal Rights . . . . . . . . . . . . . . . . . . . .    6
      Section 5.        Extension of Tender Period; Termination; Amendment  . . .    6
      Section 6.        Certain Federal Income Tax Consequences . . . . . . . . .    7
      Section 7.        Effects of the Offer  . . . . . . . . . . . . . . . . . .    8
      Section 8.        Future Plans  . . . . . . . . . . . . . . . . . . . . . .    9
      Section 9.        Certain Information Concerning the Partnership  . . . . .   10
      Section 10.       Conflicts of Interest and Transactions with Affiliates  .   18
      Section 11.       Certain Information Concerning the Purchaser  . . . . . .   19
      Section 12.       Source of Funds . . . . . . . . . . . . . . . . . . . . .   20
      Section 13.       Background of the Offer . . . . . . . . . . . . . . . . .   21
      Section 14.       Conditions of the Offer . . . . . . . . . . . . . . . . .   26
      Section 15.       Certain Legal Matters.  . . . . . . . . . . . . . . . . .   27
      Section 16.       Fees and Expenses . . . . . . . . . . . . . . . . . . . .   28
      Section 17.       Miscellaneous . . . . . . . . . . . . . . . . . . . . . .   28


      Appendix A        Glossary

      Schedule 1 Information with respect to the Purchaser's Partners and their respective Principals
      Schedule 2        Financial Statements of the Purchaser and its Partners

To the Holders of Limited Partnership Assignee Units of
 Growth Hotel Investors II, a California Limited Partnership


                                  INTRODUCTION

      The Purchaser (whose beneficial owners include affiliates of the General Partner) hereby offers to purchase up to 21,000 of the outstanding Units for $750 per Unit, net to the seller in cash, without interest, upon the terms set forth in this Offer to Purchase and in the related Letter of Transmittal, as each may be supplemented or amended from time to time. Unitholders who tender their Units will not be obligated to pay any commissions or partnership transfer fees, which commissions and fees will be borne by the Purchaser (whose beneficial owners include affiliates of the General Partner). A Unitholder must tender all Units owned by such Unitholder in order for the tender to be valid.

      The $750 Purchase Price was determined as a result of the Purchaser's own independent analysis. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Purchase Price. Unitholders are urged to consider carefully all of the information contained herein before accepting the Offer. (See "THE TENDER OFFER - Section 13. Background of the Offer".)

      The partners of the Purchaser are Cayuga Associates L.P. ("Cayuga") and Fleetwood Corp. ("Fleetwood"). Cayuga Capital Corp. ("Cayuga Capital") is the general partner of Cayuga. The shareholders of Cayuga Capital are Michael L. Ashner, W. Edward Scheetz and a subsidiary of Insignia Financial Group, Inc. ("Insignia"). Insignia, which through its affiliate owns approximately 8% of the Purchaser, also controls NPI Realty Management Corp. ("NPI Realty"), the indirect managing general partner of the Partnership, having acquired all of the outstanding stock of National Property Investors, Inc. ("NPI"), the parent of NPI Realty, on January 19, 1996. Prior to such transaction, NPI was owned by Mr. Ashner, affiliates of Apollo Real Estate Advisors, L.P. ("Apollo") and certain other individual limited partners of Cayuga and their affiliates. (See "THE TENDER OFFER - Section 11. Certain Information Concerning the Purchaser"; and "Section 13. Background of the Offer".) As a result of the relationship between the General Partner and Insignia, the General Partner may have certain conflicts of interest with respect to the Offer. (See "THE TENDER OFFER - "Section 10. Conflicts of Interest and Transactions with Affiliates".)

      Concurrently with the commencement of the Offer, the Purchaser also commenced a tender offer for limited partnership assignee units of Growth Hotel Investors, a California limited partnership.

      Before tendering, Unitholders are urged to consider the following factors:

o The Liquidation Value of the Partnership's assets as of December 31, 1995 has been estimated by the Purchaser (whose beneficial owners include affiliates of the General Partner) at $1,058 per Unit. In addition, during the first quarter of 1994, Metric Realty, an unaffiliated third party, expressed an interest in purchasing, subject to satisfaction of numerous conditions, all of the Partnership's property interests for a purchase price which the General Partner estimated would have resulted in a distribution to Unitholders of approximately $878 per Unit (See "THE TENDER OFFER - Section 13. Background of the Offer".)

o The Purchaser (whose beneficial owners include affiliates of the General Partner) is making the Offer with a view to making a profit.
      Accordingly, in establishing the Purchase Price, the Purchaser (whose beneficial owners include affiliates of the General Partner) was motivated to set the lowest price for the Units which might be acceptable to Unitholders consistent with the Purchaser's objectives. Such objectives and motivations may conflict with the interest of Unitholders in receiving the highest price for their Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Purchase Price and no representation is made by the Purchaser, any affiliate of the Purchaser or the General Partner as to such fairness.

o The General Partner and certain beneficial owners of the Purchaser are affiliated and, accordingly, certain conflicts of interest with respect to the Offer may exist for the General Partner. Such conflicts include those resulting from the terms of a loan which will be used by the Purchaser to finance the Offer. Such terms may create a conflict of interest for the General Partner in determining whether to sell and/or refinance the Partnership's properties and whether to distribute the proceeds of any such sale or refinancing (See "THE TENDER OFFER - Section 10. Conflicts of Interest and Transactions with Affiliates" for a more detailed explanation of this conflict.)

o Depending upon the number of Units tendered pursuant to the Offer, the Purchaser (whose beneficial owners include affiliates of the General Partner) could be in a position to significantly influence all Partnership decisions on which Unitholders may vote, including decisions regarding removal of the General Partner, merger, sales of assets and liquidation. (See "THE TENDER OFFER - Section 7. Effects of the Offer".) This means that (i) non-tendering Unitholders could be prevented from taking action they desire but that the Purchaser (whose beneficial owners include affiliates of the General Partner) opposes and (ii) the Purchaser may be able to take action desired by the Purchaser but opposed by the non-tendering Unitholders.

o Consummation of the Offer may limit the ability of Unitholders to dispose of Units in the secondary market during the twelve-month period following completion of the Offer. (See "THE TENDER OFFER -- Section 7. Effects of the Offer" in this Offer to Purchase.)

o Unitholders who tender their Units will be giving up the opportunity to participate in future potential benefits represented by the ownership of such Units, including potential future distributions by the Partnership with respect to periods of time after April 30, 1996.

o The original anticipated holding period of the Partnership's properties was five to ten years following the acquisition of a property.
      Currently, properties in the Partnership's portfolio have been held for approximately seven to ten years from acquisition. Unitholders could, as an alternative to tendering their Units, take a variety of possible actions including voting to liquidate the Partnership, removing and replacing the General Partner and causing the Partnership to merge with another entity or engage in a "roll-up" or similar transaction.


      Unitholders who desire liquidity may wish to consider the Offer.
However, each Unitholder must make his or her own decision based upon such Unitholder's particular circumstances, including the Unitholder's own financial needs, other investment opportunities and tax position. Each Unitholder should consult with his or her own advisors, tax, financial or otherwise, in evaluating the terms of and whether to tender Units pursuant to the Offer.

      The Offer will provide Unitholders with an opportunity to liquidate their investment without the usual transaction costs associated with market sales. Unitholders may no longer wish to continue with their investment in the Partnership for a number of reasons, including:

o Although not necessarily an indication of value, the Purchase Price is substantially in excess of recent secondary market trades for Units.

o     The absence of a formal trading market for the Units.

o General disenchantment with real estate investments, particularly long-term investments in limited partnerships.

o The continuing administrative costs (such as accounting, tax reporting, limited partner reporting and public company reporting requirements) and resultant indirect negative financial impact on the value of the Units of a publicly registered limited partnership.

o     More immediate use for the cash tied up in an investment in the Units.

o The delays and complications in preparing and filing personal income tax returns which may result from an investment in the Units.

o The opportunity to transfer Units without the costs and commissions normally associated with a transfer.

      The Offer is not conditioned upon any minimum number of Units being tendered. If more than 21,000 Units are validly tendered and not withdrawn, the Purchaser will accept for purchase on a pro rata basis 21,000 Units, subject to the terms and conditions herein.

      According to information supplied by the Partnership, there are 58,982 Units issued and outstanding held by 4,955 Unitholders. The Purchaser and certain beneficial owners (or their affiliates) own 2,997 Units in the aggregate, constituting approximately 5.1% of the Units outstanding.

      Certain information contained in this Offer to Purchase which relates to the Partnership, or represents statements made by the General Partner, has been derived from information provided to the Purchaser by the General Partner.

      UNITHOLDERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS. ANY UNITHOLDER DESIRING TO TENDER UNITS SHOULD COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS TO THE LETTER OF TRANSMITTAL AND MAIL OR DELIVER THE SIGNED LETTER OF TRANSMITTAL TO THE HERMAN GROUP, INC., THE DEPOSITARY FOR THE OFFER (THE "DEPOSITARY"), AT THE FOLLOWING ADDRESS:

                             THE HERMAN GROUP, INC.


BY HAND OR OVERNIGHT DELIVERY:      2121 JACINTO STREET
                                    26TH FLOOR
                                    DALLAS, TEXAS  75201

                      BY MAIL:      P.O. BOX 357
                                    DALLAS, TEXAS  75221-9602

                 BY FACSIMILE:      (214) 999-9348 OR
                                    (214) 999-9323


FOR ASSISTANCE IN COMPLETION OF THE LETTER OF TRANSMITTAL, YOU MAY CONTACT THE
  HERMAN GROUP, INC., THE INFORMATION AGENT FOR THE OFFER (THE "INFORMATION
                             AGENT"), BY CALLING:

                                (800) 530-4966

                                THE TENDER OFFER

      SECTION 1. TERMS OF THE OFFER. Upon the terms of the Offer, the Purchaser will pay for Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on March 14, 1996, unless the Purchaser extends the period of time during which the Offer is open. In the event the Offer is extended, the term "Expiration Date" shall mean the latest time and date on which the Offer, as extended by the Purchaser, shall expire.

      IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER SHALL INCREASE THE PURCHASE PRICE OFFERED TO UNITHOLDERS, SUCH INCREASED PURCHASE PRICE SHALL BE PAID FOR ALL UNITS ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, WHETHER OR NOT SUCH UNITS WERE TENDERED PRIOR TO SUCH INCREASE.

      The Offer is conditioned on satisfaction of certain conditions.  See
Section 14, which sets forth in full the conditions of the Offer. The Purchaser reserves the right (but shall not be obligated), in its sole discretion, to waive any or all of such conditions. If, on or prior to the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser may (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units to tendering Unitholders,
(ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, cause the Depositary to retain the Units that have been tendered during the period or periods for which the Offer is extended, or (iv) amend the Offer, including by increasing the Purchase Price.

      SECTION 2. PRORATION; ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS. If the number of Units validly tendered on or prior to the Expiration Date and not withdrawn is 21,000 or less, the Purchaser will accept for payment, subject to the terms and conditions of the Offer, all Units so tendered. If the number of Units validly tendered on or prior to the Expiration Date and not withdrawn exceeds 21,000, the Purchaser will accept for payment, subject to the terms and conditions of the Offer, 21,000 Units so tendered on a pro rata basis (with such adjustments to avoid purchase of fractional Units).

      The Purchaser will pay for Units validly tendered and not withdrawn in accordance with Section 4 as promptly as practicable following the Expiration Date. In all cases, the Purchase Price will be paid only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal. (See "Section 3. Procedures for Tendering Units".)

      For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Units when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Units pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units tendered and accepted for payment pursuant to the Offer will in all cases be made by deposit of the Purchase Price with the Depositary, which will act as agent for the tendering Unitholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Unitholders. Under no circumstances will interest be paid on the Purchase Price by reason of any delay in making such payment.

      If any tendered Units are not purchased for any reason, the Letter of Transmittal with respect to such Units will be destroyed by the Purchaser. If for any reason acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 14, the Purchaser may cause the Depositary to retain tendered Units and such Units may not be withdrawn except to the extent that the tendering Unitholders are entitled to withdrawal rights as described in Section 4; provided, however, that the Purchaser is required, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Unitholders the Purchase Price in respect of Units tendered or return such Units promptly after termination or withdrawal of the Offer.

      SECTION 3.  PROCEDURES FOR TENDERING UNITS.

      VALID TENDER. To validly tender Units, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal, must be received by the Purchaser on or prior to the Expiration Date. A Unitholder must tender all Units owned by such Unitholder in order for the tender to be valid.

      SIGNATURE REQUIREMENTS. If the Letter of Transmittal is signed by the registered holder of the Units and payment is to be made directly to that holder, then no notarization or signature guarantee is required on the Letter of Transmittal. Similarly, if the Units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no notarization or signature guarantee is required on the Letter of Transmittal. HOWEVER, IN ALL OTHER CASES, ALL SIGNATURES ON THE LETTER OF TRANSMITTAL MUST EITHER BE NOTARIZED OR GUARANTEED BY AN ELIGIBLE INSTITUTION.

      IN ORDER FOR A TENDERING UNITHOLDER TO PARTICIPATE IN THE OFFER, UNITS MUST BE VALIDLY TENDERED AND NOT WITHDRAWN ON OR PRIOR TO THE EXPIRATION DATE, WHICH IS 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 14, 1996, UNLESS EXTENDED.

      THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING UNITHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY.

      BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent the possible application of backup federal income tax withholding with respect to payment of the Purchase Price, a tendering Unitholder must provide the Purchaser with such Unitholder's correct taxpayer identification number by completing the Substitute Form W-9 included in the Letter of Transmittal. (See the Instructions to the Letter of Transmittal and "Section 6. Certain Federal Income Tax Consequences".)

      FIRPTA WITHHOLDING. To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Purchase Price plus the amount of Partnership liabilities allocable to each Unit purchased, each Unitholder must complete the FIRPTA Affidavit included in the Letter of Transmittal certifying such Unitholder's taxpayer identification number and address and that the Unitholder is not a foreign person. (See the Instructions to the Letter of Transmittal and "Section 6. Certain Federal Income Tax Consequences".)

      OTHER REQUIREMENTS. By executing a Letter of Transmittal, a tendering Unitholder irrevocably appoints the designees of the Purchaser, effective as of May 1, 1996, as such Unitholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Unitholder's rights with respect to the Units tendered by such Unitholder and accepted for payment and purchased by the Purchaser. Such appointment will be effective as of May 1, 1996, to the extent that the Purchaser accepts such Units for payment. Upon such acceptance for payment, all prior proxies given by such Unitholder with respect to such Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The designees of the Purchaser will, as to such Units, be empowered, as of May 1, 1996, to exercise all voting and other rights of such Unitholder as they in their sole discretion may deem proper at any meeting of Unitholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Units to be deemed validly tendered, upon the Purchaser's acceptance for payment of such Units, the Purchaser must be able to exercise full voting rights with respect to such Units, effective as of May 1, 1996, including voting at any meeting of Unitholders then scheduled to be held after April 30, 1996. In addition, by executing a Letter of Transmittal, a Unitholder also assigns to the Purchaser all of the Unitholder's rights to receive distributions from the Partnership attributable to all periods of time after April 30, 1996 with respect to Units which are accepted for payment and purchased pursuant to the Offer. (See "Section 6. Certain Federal Income Tax Consequences" and "Section 9. Certain Information Concerning the Partnership".)

      DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Units tendered may, in the opinion of the Purchaser's counsel, be unlawful.
The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unitholder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Purchaser, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

      A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unitholder and the Purchaser on the terms set forth in the Offer.

      SECTION 4.  WITHDRAWAL RIGHTS.  Except as otherwise provided in this
Section 4, all tenders of Units pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless already accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time after April 14, 1996.

      For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

      If purchase of, or payment for, Units is delayed for any reason or if the Purchaser is unable to purchase or pay for Units for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Purchaser may cause the Depositary to retain tendered Units and such Units may not be withdrawn except to the extent that tendering Unitholders are entitled to withdrawal rights as set forth in this Section 4; provided, however, that the Purchaser is required, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Unitholders the Purchase Price in respect of Units tendered or return such Units promptly after termination or withdrawal of the Offer.

      Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following any of the procedures described in Section 3 at any time prior to the Expiration Date.

      SECTION 5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT. The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, (ii) to terminate the Offer and not accept for payment any Units not already accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in Section 14, to delay the acceptance for payment of, or payment for, any Units not already accepted for payment or paid for, and
(iv) to amend the Offer in any respect (including, without limitation, by increasing the consideration offered, increasing or decreasing the number of Units being sought, or both). Notice of any such extension, termination or amendment will promptly be disseminated to Unitholders in a manner reasonably designed to inform Unitholders of such change in compliance with Rule 14d-4(c) under the Exchange Act. In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

      If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Units) is delayed in its payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Purchaser may cause the Depositary to retain tendered Units and such Units may not be withdrawn except to the extent tendering Unitholders are entitled to withdrawal rights as described in Section 4; provided, however, that the Purchaser is required, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Unitholders the Purchase Price in respect of Units tendered or return such Units promptly after termination or withdrawal of the Offer.

      If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders, and if material changes are made with respect to information that approaches the significance of price or the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination to securityholders and for investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

      SECTION 6. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following summary is a general discussion of certain federal income tax consequences of a sale of Units pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations thereunder, administrative rulings, practice and procedures and judicial authority as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Unitholder in light of such Unitholder's specific circumstances or to certain types of Unitholders subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks, insurance companies and tax-exempt organizations), nor does it discuss any aspect of state, local, foreign or other tax laws. Sales of Units pursuant to the Offer will be taxable transactions for federal income tax purposes, and may also be taxable transactions under applicable state, local, foreign and other tax laws. EACH UNITHOLDER SHOULD CONSULT HIS OR ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH UNITHOLDER OF SELLING UNITS PURSUANT TO THE OFFER.

      A taxable Unitholder will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between (i) the Unitholder's "amount realized" on the sale and (ii) the Unitholder's adjusted tax basis in the Units sold. The "amount realized" with respect to a Unit sold pursuant to the Offer will be a sum equal to the amount of cash received by the Unitholder for the Unit plus the amount of Partnership liabilities allocable to the Unit (as determined under Code Section 752). The amount of a Unitholder's adjusted tax basis in Units sold pursuant to the Offer will vary depending upon the Unitholder's particular circumstances, and will be affected by both allocations of Partnership income, gain or loss and any cash distributions made by the Partnership to a Unitholder with respect to such Units. In this regard, tendering Unitholders will be allocated a pro rata share of the Partnership's taxable income or loss with respect to Units sold pursuant to the Offer through April 30, 1996 and will also receive cash distributions with respect to such Units with respect to the period of time ending April 30, 1996.

      Based on the results of Partnership operations through December 31, 1994, and without giving effect to Partnership operations or transactions since that time, it is estimated that, depending on the Unitholder's date of entry into the Partnership, a taxable Unitholder who or which sells Units pursuant to the Offer that were acquired by such Unitholder at the time of the Partnership's original offering of Units will recognize a gain for federal income tax purposes of $109 per Unit. Under the passive activity loss rules (discussed below), such gain would be treated as passive activity income, which can be offset (subject to any other applicable limitations) by a Unitholder's passive activity losses from other investments.

      The gain or loss recognized by a Unitholder on a sale of a Unit pursuant to the Offer generally will be treated as a capital gain or loss if the Unit was held by the Unitholder as a capital asset. Such capital gain or loss will be treated as long- term capital gain or loss if the tendering Unitholder's holding period for the Unit exceeds one year. Under current law (which is subject to change), long-term capital gains of individuals and other non-corporate taxpayers are taxed at a maximum marginal federal income tax rate of 28%, whereas the maximum marginal federal income tax rate for other income of such persons is 39.6%. Capital losses are deductible only to the extent of capital gains, except that non- corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); in addition, corporations, but not non-corporate taxpayers, are allowed to carry back excess capital losses to the three preceding taxable years.

      The portion of a Unitholder's gain on the sale that is attributable to "unrealized receivables" (which include depreciation recapture) or "substantially appreciated inventory" as defined in Code Section 751, however, would be treated as ordinary income rather than capital gain. It is possible that the basis allocation rules of Code Section 751 may result in a Unitholder's recognizing ordinary income with respect to the portion of the Unitholder's amount realized on the sale of a Unit that is attributable to such items while recognizing a capital loss with respect to the remainder of the Unit.

      Under Code Section 469, a non-corporate taxpayer or personal service corporation can deduct passive activity losses in any year only to the extent of such person's passive activity income for such year, and closely held corporations may not offset such losses against so-called "portfolio" income. Gain or loss recognized upon a sale of a Unit pursuant to the Offer by a Unitholder who or which is subject to the passive activity loss limitation would be treated as passive activity income or loss. Such loss, if any, should no longer be subject to the passive activity loss limitation once the Unitholder sells all his Units. If a Unitholder is unable to sell all of his Units pursuant to the Offer, such loss could not be deducted under the passive activity loss rules (except to the extent of the Unitholder's passive activity income from the Partnership or other sources) until the Unitholder's remaining Units are sold. (See "Section 7. Effects of the Offer".)

      A taxable Unitholder (other than corporations and certain foreign individuals) who tenders Units may be subject to 31% backup withholding unless the Unitholder provides a taxpayer identification number ("TIN") and certifies that the TIN is correct or properly certifies that he is awaiting a TIN. A Unitholder may avoid backup withholding by properly completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. If a Unitholder who is subject to backup withholding does not properly complete and sign the Substitute Form W-9, the Purchaser will withhold 31% from payments to such Unitholder.

      Gain realized by a foreign Unitholder on a sale of a Unit pursuant to the Offer will be subject to federal income tax. Under Section 1445 of the Code, the transferee of a partnership interest held by a foreign person is generally required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Purchaser will withhold 10% of the amount realized by a tendering Unitholder from the Purchase Price payable to such Unitholder unless the Unitholder properly completes and signs the FIRPTA Affidavit included as part of the Letter of Transmittal certifying the Unitholder's TIN, that such Unitholder is not a foreign person and the Unitholder's address. Amounts withheld would be creditable against a foreign Unitholder's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

      SECTION 7.  EFFECTS OF THE OFFER.

      LIMITATIONS ON RESALES. Pursuant to the Partnership Agreement of the Partnership, transfers of Units which, when considered with all other transfers during the same applicable twelve-month period, would cause a termination of the Partnership for federal or applicable state income tax purposes (which termination may occur when 50% or more of the Units are transferred in a twelve-month period) are not permitted. Depending upon the number of Units tendered pursuant to the Offer, sales of Units on the secondary market for the twelve-month period following completion of the Offer may be limited. The Partnership will not process any requests for transfers of Units during such twelve-month period which the General Partner believes may cause a tax termination. In determining the number of Units subject to the Offer, the Purchaser took this restriction into account so as to permit transfers of at least 315 of the outstanding Units to occur prior to August 1, 1996 and an additional 3,058 Units from August 1, 1996 until April 30, 1997 without violating this restriction.

      EFFECT ON TRADING MARKET. There is no established public trading market for the Units and, therefore, a reduction in the number of Unitholders should not materially further restrict the Unitholders' ability to find purchasers for their Units.

      CONTROL OF ALL UNITHOLDER VOTING DECISIONS BY PURCHASER. Following the consummation of the Offer, the Purchaser anticipates that it will be admitted to the Partnership as a substitute Limited Partner as of May 1, 1996 with respect to the Units purchased pursuant to the Offer. As a substitute Limited Partner or pursuant to the power of attorney granted pursuant to the Letter of Transmittal, the Purchaser will have the right on and after May 1, 1996 to vote each Unit purchased pursuant to the Offer. Depending on the number of Units purchased pursuant to the Offer, the Purchaser could be in a position to significantly influence all voting decisions with respect to the Partnership. Accordingly, the Purchaser could (i) prevent non- tendering Unitholders from taking action they desire but that the Purchaser opposes and (ii) take action desired by the Purchaser but opposed by non-tendering Unitholders. Under the Partnership Agreement, Unitholders holding a majority of the Units are entitled to take action with respect to a variety of matters, including: removal of the General Partner; dissolution of the Partnership; the sale of all or substantially all of the Partnership's properties; material changes in the investment objectives and policies of the Partnership; and most types of amendments to the Agreement of Limited Partnership of the Partnership (the "Partnership Agreement"). When voting on such matters, the Purchaser will vote Units owned and acquired by it in its interest, which, because certain of its beneficial owners are affiliated with the General Partner, may also be in the interest of the General Partner.

      The Units are registered under the Exchange Act, which requires, among other things, that the Partnership furnish certain information to its Unitholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of, and solicitation of consents from, Unitholders. Purchases of Units pursuant to the Offer will not result in the Units becoming eligible for deregistration under Section 12(g) of the Exchange Act.

      POSSIBLE DEFAULT UNDER LICENSE AGREEMENTS. The consummation of the Offer may result in a breach of the license agreements with Hampton Inns, Inc. ("Hampton Inns") covering the Partnership's properties. The General Partner has advised the Purchaser that if a breach is asserted, the General Partner will endeavor to obtain the consent of Hampton Inns, which consent, under the terms of the license agreements, may not be unreasonably withheld. Termination of the license agreements would also constitute a default under all of the mortgages encumbering the Partnership's properties (See "Section 9. Certain Information Concerning the Partnership" for a description of such mortgages.) Any required consent under the license agreements is not a condition to the Offer.

      POSSIBLE ACCELERATION OF MORTGAGE DEBT. A mortgage encumbering the Eden Prairie, MN property, representing approximately $2,630,000 outstanding principal amount of indebtedness, contains provisions which could give the holder thereof the right to accelerate the mortgage debt as a result of the consummation of the transactions contemplated by the Offer. If the lender successfully asserts that its mortgage debt may be accelerated, the Partnership will be required to satisfy the outstanding mortgage debt and to pay any prepayment fees, expenses or other sums required pursuant to the terms of the mortgage under such circumstance. In such event, the General Partner has advised the Purchaser that the Partnership may arrange for alternative sources of mortgage financing for such property. However, any such refinancing may be at interest rates which are higher or otherwise on terms which are less favorable than those provided for by the current mortgage.

      SECTION 8. FUTURE PLANS. The Purchaser is acquiring the Units for investment purposes and with a view to making a profit. Subject to the limitation on resales discussed in Section 7, following the completion of the Offer, the Purchaser may acquire additional Units. Any such acquisition may be made through private purchases or by any other means deemed advisable. Any such acquisition may be at a price higher or lower than the price to be paid for the Units purchased pursuant to the Offer. Neither the Purchaser nor the General Partner has any present plans or intentions with respect to a merger, reorganization or liquidation of the Partnership, a sale of assets or refinancing of any of the Partnership's properties (except that substantially all of the outstanding mortgage debt is scheduled to mature (and will likely require refinancing) during or before April 1998), or a change in the management, capitalization or distribution policy of the Partnership. (See "Section 9. Certain Information Concerning the Partnership".) However, the Purchaser believes that consistent with its fiduciary obligations the General Partner will continue to review any opportunities such as sales or refinancings and will seek to maximize returns to investors in the Units. The General Partner's intentions are to manage the Partnership's assets to maximize capital appreciation and improve property operations. See "Section 10. Conflicts of Interest and Transactions with Affiliates" for certain information concerning the General Partner's potential conflict of interest with respect to sales or refinancings.

      The purchase of Units will allow the Purchaser to benefit from any of the following: (a) any cash distributions from the operations in the ordinary course of the business of the Partnership; (b) any distributions of net proceeds from the sale or refinancing of any of the Partnership's properties;
(c) any gain on a resale of Units; and (d) any distributions of net proceeds from a liquidation of the Partnership.

      SECTION 9. CERTAIN INFORMATION CONCERNING THE PARTNERSHIP. The Partnership was organized on June 28, 1984, under the laws of the State of California. Its principal executive offices are located at One Insignia Financial Plaza, Greenville, South Carolina 29602. Its telephone number is
(864) 239-1000.

      The Partnership's primary business is the ownership of limited service hotels and it presently owns interests in 24 Hampton Inn Hotels. Eighteen of the Hampton Inn Hotels are owned in a joint venture with Hampton Inns (the "Hampton Inns Joint Venture") in which the Partnership and an affiliated partnership, Growth Hotel Investors (through Growth Hotel Investors Combined Fund No 1 (the "Combined Fund")) own an 80% interest and Hampton Inns owns a 20% subordinated interest. Under the terms of the joint venture agreement, Hampton Inns is not entitled to receive any distributions of sale proceeds on account of its interest until such time as the Combined Fund has received cumulative distributions equal to 100% of its capital contribution plus a 12% return thereon. 68% of the Combined Fund is owned by the Partnership and 32% is owned by Growth Hotel Investors. All of the Hampton Inn Hotels are operated under a license agreement with Hampton Inns, and the 18 hotels owned by the Hampton Inns Joint Venture, and an additional hotel owned by the Partnership, are managed by Hampton Inns. Substantially all of the mortgage debt on the Hampton Inn Hotels in which the Partnership owns interests is scheduled to mature (and will likely require refinancing) during or before April 1998. (See " Schedule of Mortgages" below.)

      The original anticipated holding period of the Partnership's properties was 5 to 10 years following the acquisition of a property. Currently, properties in the Partnership's portfolio have been held for varying periods ranging from approximately 7 to 10 years. The Partnership believes that the General Partner will continue to review opportunities to sell the Partnership's properties and refinance its indebtedness consistent with its fiduciary obligations and with a view to maximizing returns to Unitholders.

PROPERTIES.

      A description of the hotel properties in which the Partnership has an ownership interest is as follows. Except as otherwise indicated, all properties are owned in fee.

                                      Date of
Name and Location                     Purchase     Rooms
------------------------------------  --------     -----
Hampton Inn-Kansas City                12/87        122
  11212 North Newark Circle
  Kansas City, Missouri

Hampton Inn-Eden Prairie               12/87        124
  7740 Flying Cloud Drive
  Eden Prairie, Minnesota

                                      Date of
Name and Location                     Purchase     Rooms
------------------------------------  --------     -----
Hampton Inn-Dublin                     04/88        123
  3720 Tuller Road
  Dublin, Ohio
Hampton Inn-North Dallas(1)            07/88        160
  4555 Beltway Drive
  Addison, Texas
Hampton Inn-St. Louis(1)               07/89        124
  2454 Old Dorsett Road
  Maryland Heights, Missouri
Hampton Inn-Colorado Springs           12/89        128
  7245 Commerce Center Drive
  Colorado Springs, Colorado

GROWTH HOTEL INVESTORS
----------------------
COMBINED FUND NO. 1 (2)
-----------------------

Hampton Inn-Memphis I-40 East(3)       12/86        117
  1585 Sycamore View Drive
  Memphis, Tennessee
Hampton Inn-Columbia-West              12/86        121
  1094 Chris Drive
  West Columbia, SC
Hampton Inn-Spartanburg                12/86        112
  6023 Alexander Road
  Spartanburg, South Carolina
Hampton Inn-Little Rock-North          12/86        123
  500 West 29th Street
  North Little Rock, Arkansas
Hampton Inn-Amarillo                   12/86        116
  1700 I40 East
  Amarillo, Texas
Hampton Inn-Greenville                 12/86        123
  246 Congaree Road
  Greenville, South Carolina
Hampton Inn-Charleston-Airport         12/86        125
  4701 Arco Lane
  North Charleston, SC
Hampton Inn-Memphis-Poplar             12/86        126
  5320 Poplar Avenue
  Memphis, Tennessee

                                      Date of
Name and Location                     Purchase     Rooms
-----------------------------------   --------     -----
Hampton Inn-Greensboro                 12/86        121
  2004 Veasly Street
  Greensboro, North Carolina
Hampton Inn-Birmingham                 12/86        123
  1466 Montgomery Hwy.
  Birmingham, Alabama
Hampton Inn-Atlanta-Roswell            03/87        129
  9995 Dogwood Road
  Roswell, Georgia
Hampton Inn-Chapel Hill                03/87        122
  1740 US 15 & 501 Highway
  Chapel Hill, North Carolina
Hampton Inn-Dallas-Richardson          03/87        130
  1577 Gateway
  Richardson, Texas
Hampton Inn-Nashville-Briley           03/87        120
     Parkway(3)
  2350 Elm Hill Parkway
  Nashville, Tennessee
Hampton Inn-San Antonio-Northwest      06/87        123
  4803 Manitou Drive
  San Antonio, Texas
Hampton Inn-Madison Heights            12/87        126
  32420 Stephenson Highway
  Madison Heights, Michigan
Hampton Inn-Mountain Brook(3)          12/87        131
  2731 U.S. Highway 280
  Birmingham, Alabama
Hampton Inn-Northlake(3)               09/88        130
  3400 Northlake Parkway
  Atlanta, Georgia



(1) Property is owned by a joint venture in which the Partnership has a controlling interest.
(2) The properties listed under this heading are owned by the Hampton Inns Joint Venture.
(3)  The property is subject to a land lease extending as follows:

                                                  Year     Option
                                                 Lease     Period
     Property                                   Expires    (Years)
     ----------------------------------------   -------    -------
     Hampton Inn-Memphis I-40 East                2004       20
     Hampton Inn-Nashville-Briley Parkway         2006       20
     Hampton Inn-Mountain Brook                   2007       50
     Hampton Inn-Northlake                        2008       40

ACCUMULATED DEPRECIATION SCHEDULE.

      Set forth below is a table showing the gross carrying value and accumulated depreciation and federal tax basis of each of the Partnership's properties as of December 31, 1995. The information included in the table under the heading Growth Hotel Investors Combined Fund No. 1 represents 100% of interest of the Combined Fund in the properties. 68% of the Combined Fund is owned by the Partnership.

                                    Gross
                                   Carrying   Accumulated                            Federal
           Property                 Value     Depreciation    Rate       Method     Tax Basis
-----------------------------    -----------  ------------  ---------   --------  --------------
GROWTH HOTEL INVESTORS II
-------------------------

Hampton Inn-Kansas City          $ 5,902,000  $1,937,000    5-39 yrs.      S/L    $  4,166,000
Hampton Inn-Eden Prairie           5,560,000   1,694,000    5-39 yrs.      S/L       3,975,000
Hampton Inn-Dublin                 6,275,000   2,048,000    5-39 yrs.      S/L       4,291,000
Hampton Inn-North Dallas           6,538,000   1,920,000    5-30 yrs.      S/L       4,621,000
Hampton Inn-St. Louis              6,340,000   1,942,000    5-30 yrs.      S/L       4,441,000
Hampton Inn-Colorado Springs       3,869,000   1,274,000    5-39 yrs.      S/L       2,591,000

GROWTH HOTEL INVESTORS
----------------------
COMBINED FUND NO. 1
-------------------

Hampton Inn-Memphis I-40           4,123,000   1,525,000    5-30 yrs.      S/L       1,921,000
Hampton Inn-Columbia West          4,618,000   1,588,000    5-30 yrs.      S/L       2,334,000
Hampton Inn-Spartanburg            4,072,000   1,390,000    5-39 yrs.      S/L       2,080,000
Hampton Inn-Little Rock            4,434,000   1,378,000    5-39 yrs.      S/L       2,376,000
Hampton Inn-Amarillo               2,534,000     758,000    5-39 yrs.      S/L       1,628,000
Hampton Inn-Greenville             4,473,000   1,396,000    5-30 yrs.      S/L       2,400,000
Hampton Inn-Charleston Airport     4,862,000   1,562,000    5-39 yrs.      S/L       2,569,000
Hampton Inn-Memphis Poplar         6,183,000   1,753,000    5-30 yrs.      S/L       3,474,000
Hampton Inn-Greensboro             4,376,000   1,380,000    5-39 yrs.      S/L       2,358,000
Hampton Inn-Birmingham             5,061,000   1,522,000    5-30 yrs.      S/L       2,816,000
Hampton Inn-Atlanta Roswell        5,622,000   1,395,000    5-30 yrs.      S/L       4,010,000

                                  Gross
                                 Carrying     Accumulated                            Federal
           Property               Value       Depreciation    Rate       Method     Tax Basis
-----------------------------  -----------    ------------  ---------   --------  --------------
Hampton Inn-Chapel Hill          4,685,000      1,226,000    5-30 yrs.      S/L       3,274,000
Hampton Inn-Dallas Richardson    5,717,000      1,328,000    5-30 yrs.      S/L       4,177,000
Hampton Inn-Nashville-Briley     4,654,000      1,487,000    5-30 yrs.      S/L       2,980,000
  Parkway
Hampton Inn-San Antonio          4,999,000      1,293,000    5-30 yrs.      S/L       3,519,000
Hampton Inn-Madison Heights      6,795,000      2,209,000    5-30 yrs.      S/L       4,338,000
Hampton Inn-Mountain Brook       5,360,000      2,144,000    5-30 yrs.      S/L       3,004,000
Hampton Inn-Northlake            4,838,000      1,978,000    5-30 yrs.      S/L       2,810,000
                              ------------    -----------                           -----------
                              $121,890,000(1) $38,127,000(1)                        $76,153,000(1)
                              ============    ===========                           ===========



__________________________________
(1)   $93,920,000, $29,387,160  and $59,491,240 of gross carrying value, accumulated depreciation and Federal tax basis, respectively, are attributable to interests owned by the Partnership.

SCHEDULE OF MORTGAGES.

                                    PRINCIPAL                                       PRINCIPAL
                                   BALANCE AT                                        BALANCE
                                  DECEMBER 31,     INTEREST  PERIOD    MATURITY      DUE AT
         PROPERTY                     1995         RATE (%) AMORTIZED    DATE       MATURITY
         --------                 ------------     -------- ---------  --------     --------
GROWTH HOTEL INVESTORS II
-------------------------

Hampton Inn-Eden Prairie               2,630,702     11.5    30 yrs.    4/1/98       2,565,000
Hampton Inn-North Dallas               2,976,461     7.63    30 yrs.   12/1/96       2,927,000
Hampton Inn-St. Louis                  3,700,000      (1)      N/A    12/1/2016      3,700,000

GROWTH HOTEL INVESTORS
----------------------
COMBINED FUND NO.1 (2)
----------------------

Hampton Inn-Memphis I-40 East          1,797,398      10     30 yrs.   12/1/96       1,774,000
Hampton Inn-Columbia-West              2,092,809      10     30 yrs.   12/1/96       2,065,000
Hampton Inn-Spartanburg                1,793,705      10     30 yrs.   12/1/96       1,770,000
Hampton Inn-Little Rock-North          2,045,728      10     30 yrs.   12/1/96       2,018,000
Hampton Inn-Amarillo                   1,137,337      10     30 yrs.   12/1/96       1,122,000
Hampton Inn-Greenville                 2,084,500      10     30 yrs.   12/1/96       2,057,000
Hampton Inn-Charleston-Airport         2,175,894      10     30 yrs.   12/1/96       2,146,000
Hampton Inn-Memphis-Poplar             2,839,648      10     30 yrs.   12/1/96       2,801,000
Hampton Inn-Greensboro                 2,011,571      10     30 yrs.   12/1/96       1,985,000
Hampton Inn-Birmingham                 2,462,074      10     30 yrs.   12/1/96       2,429,000
Hampton Inn-Atlanta-Roswell            2,682,608      10     30 yrs.   12/1/96       2,646,000
Hampton Inn-Chapel Hill                2,290,661      10     30 yrs.   12/1/96       2,260,000
Hampton Inn-Dallas-Richardson          2,810,174      10     30 yrs.   12/1/96       2,772,000
Hampton Inn-Nashville-Briley           2,215,785      10     30 yrs.   12/1/96       2,185,000
  Parkway
Hampton Inn-San Antonio-               2,488,135      10     30 yrs.   12/1/96       2,455,000
  Northwest
Hampton Inn-Madison Heights            2,876,371      10     30 yrs.   12/1/96       2,837,000
Hampton Inn-Mountain Brook             2,586,905     7.63    30 yrs.    8/1/96       2,565,000
Hampton Inn-Northlake                  2,406,754     7.63    30 yrs.    8/1/96       2,387,000
                                     -----------                                   -----------
                                     $50,105,220(2)                                $49,466,000(2)
                                     ===========                                   ===========

-----------------------------

(1)  Variable rate equal to lesser of 10% or formula rate.  Rate is currently
4.4%.

(2) The information included in the table underthe heading Growth Hotel Investors Combined Fund No. 1 represents 100% ofthe interest of the Combined Fund in the properties. 68% of the Combined Fund is owned by the Partnership. Accordingly, $37,859,042 and $36,578,320 of theprincipal balance at December 31, 1995 and at maturity, respectively, are attributable to interests owned by the Partnership.

OCCUPANCY.

      An occupancy and room rate summary for the years ended December 31, 1995, 1994 and 1993 is set forth on the following chart:

                                        Average                Average
                                   Occupancy Rate (%)    Daily Room Rate ($)
HOTELS:                             1995  1994  1993    1995     1994     1993
-------                             ----  ----  ----    ----     -----    ----
Hampton Inn-Kansas City . . . . .    82    83    75     55.41   51.87   50.21
Hampton Inn-Eden Prairie  . . . .    75    76    74     56.96   54.33   50.25
Hampton Inn-Dublin  . . . . . . .    72    72    73     53.91   49.05   48.00
Hampton Inn-North Dallas  . . . .    78    79    75     61.89   56.83   53.74
Hampton Inn-St. Louis . . . . . .    71    75    72     58.12   56.57   55.43
Hampton Inn-Colorado Springs  . .    77    75    69     53.07   47.45   45.97

GROWTH HOTEL INVESTORS COMBINED
FUND NO.1

Hampton Inn-Memphis I-40 East . .    80    82    80     53.49   50.32   48.59
Hampton Inn-Columbia-West . . . .    81    84    84     54.42   51.17   47.32
Hampton Inn-Spartanburg . . . . .    69    70    68     47.83   42.89   40.36
Hampton Inn-Little Rock-North . .    79    78    77     48.79   45.52   43.20
Hampton Inn-Amarillo  . . . . . .    75    77    79     50.55   47.12   44.31
Hampton Inn-Greenville  . . . . .    81    80    79     52.30   47.62   44.99
Hampton Inn-Charleston-Airport  .    76    80    79     53.48   50.16   47.35
Hampton Inn-Memphis-Poplar  . . .    84    87    88     64.64   60.18   56.12
Hampton Inn-Greensboro  . . . . .    86    87    84     57.99   51.50   47.11
Hampton Inn-Birmingham  . . . . .    82    83    85     58.65   55.01   50.71
Hampton Inn-Atlanta-Roswell . . .    82    82    77     58.54   54.17   50.39
Hampton Inn-Chapel Hill . . . . .    87    82    79     56.14   50.95   46.39
Hampton Inn-Dallas-Richardson . .    78    76    67     50.82   46.63   45.77
Hampton Inn-Nashville-Briley
      Parkway . . . . . . . . . .    87    88    86     62.03   56.98   52.69
Hampton Inn-San Antonio-Northwest    62    72    78     57.67   57.19   55.11
Hampton Inn-Madison Heights . . .    71    72    67     54.04   51.21   49.68
Hampton Inn-Mountain Brook  . . .    79    80    83     58.17   54.92   51.08
Hampton Inn-Northlake . . . . . .    81    76    73     54.86   52.33   48.68

SELECTED FINANCIAL DATA.

   Set forth below is a summary of certain financial data which has been excerpted or derived from the Partnership's Annual Reports on Form 10-K for the years ended December 31, 1994, 1993, 1992, 1991 and 1990 and the Quarterly Reports on Form 10-Q for the nine months ended September 30, 1995 and September 30, 1994. The quarterly data is unaudited. More comprehensive financial and other information is included in such reports and other documents filed by the Partnership with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information and related notes contained therein.

                             Nine Months Ended            Year Ended December 31,
                             September 30,
                             -------------       ------------------------------------------

                             1995 1994           1994     1993      1992      1991     1990
                             ---- ----           ----     ----      ----      ----     ----

                                       (Amounts in thousands except per unit data)
TOTAL REVENUES:               $38,781  $35,998  $47,164   $43,458   $40,075  $37,672  $35,914
                              =======  =======  =======   =======   =======  =======  =======
INCOME (LOSS) BEFORE
  MINORITY INTEREST
  IN JOINT VENTURES'
  OPERATIONS                   $6,827   $5,517   $6,348    $3,270      $355  $(1,213) $(1,510)

MINORITY INTEREST IN
  JOINT VENTURE
  OPERATIONS                   (1,832)  (1,259)  (1,417)     (546)      413      828      796

EXTRAORDINARY ITEM -
  GAIN ON
  EXTINGUISHMENT
  OF DEBT                        ----       98       98      ----      ----     ----     ----
                               ------     ----      ---      ----      ----     ----     ----

NET INCOME (LOSS)              $4,995   $4,356   $5,029    $2,724      $768    $(385)    $714
                               ======   ======   ======    ======      ====   ======     ====

NET INCOME (LOSS)
  PER LIMITED
  PARTNERSHIP ASSIGNEE
  UNIT (1):

 INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEM              $83      $70      $82       ---       ---      ---      ---

EXTRAORDINARY ITEM
  GAIN ON
  EXTINGUISHMENT
  OF DEBT                        ----        2        2      ----      ----     ----     ----
                                 ----      ---      ---    ------    ------   ------   ------
NET INCOME (LOSS)                 $83      $72      $84       $45       $13      $(6)    $(12)
                                  ===      ===      ===       ===       ===     ====    =====

TOTAL ASSETS                 $101,298 $102,275  $99,974  $100,254  $101,930 $105,191 $109,705
                             ======== ========  =======  ========  ======== ======== ========

LONG TERM OBLIGATIONS:
  Notes payable               $56,236  $57,053  $56,885   $57,740   $58,305  $58,809  $59,048
                              =======  =======  =======   =======   =======  =======  =======
CASH DISTRIBUTIONS
  PER LIMITED
  PARTNERSHIP
  ASSIGNEE UNIT (actual
  amount based on
  admission to partnership)       $44      $43      $58       $51       $35      $28      $41
                                  ===      ===      ===       ===       ===      ===      ===

_____________________________
(1)   $1,000 original contribution per unit.

      Unitholders are referred to the financial and other information included in the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and the Partnership's Quarterly Report on Form 10-Q for the nine months ended September 30, 1995. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549.

      SECTION 10. CONFLICTS OF INTEREST AND TRANSACTIONS WITH AFFILIATES. The General Partner, the Purchaser and their affiliates have conflicts of interest with respect to the Offer as set forth below.

      CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. The General Partner has a conflict of interest with respect to the Offer, including as a result of its affiliation with certain beneficial owners of the Purchaser. (See "Section 13. Background of the Offer".)

      VOTING BY THE PURCHASER. As a result of the Offer, the Purchaser may be in a position to significantly influence all Partnership decisions on which Unitholders may vote. (See "Section 7. Effects of the Offer".) This means that
(i) non-tendering Unitholders could be prevented from taking action they desire but that the Purchaser opposes and (ii) the Purchaser may be able to take action desired by the Purchaser but opposed by the non-tendering Unitholders.

      REPAYMENT OF TENDER OFFER LOAN. A loan (the "PWRES Loan") may be obtained by the Purchaser in connection with the Offer. (See "Section 12. Source of Funds".) The Purchaser plans to service the PWRES Loan with amounts to be received by the Purchaser or its affiliates, whether in the form of distributions of cash flow from operations of the Growth Hotel Partnerships (as defined in Section 12) or from the sale or other disposition of Tendered Units (as defined in Section 12) and general partnership interests in the Growth Hotel Partnerships ("Tender Cash Flow"), and capital contributions from its partners. The amount of the PWRES Loan is dependent upon the number of Tendered Units purchased in the Growth Hotel Tender Offers (as defined in
Section 12), which number is not yet ascertainable. In the event that the Growth Hotel Tender Offers are fully subscribed, it is anticipated that the
PWRES Loan will be approximately $20,800,000.   One of several possible sources
of Tender Cash Flow is the Purchaser's distributable portion of the proceeds of any sales or refinancings of Partnership properties attributable to Units owned by the Purchaser. Consequently, a conflict of interest may exist for the General Partner in determining whether and when to sell and/or refinance the Partnership's properties. Any such conflict, however, may be mitigated by the fact that (i) there exist other repayment sources, including capital contributions from the Purchaser's partners, (ii) the Purchaser's partners have agreed to advance funds to the Purchaser in order to enable the Purchaser to make timely interest payments, and (iii) the Purchaser may be able to refinance all or a portion of the PWRES Loan.

      DISTRIBUTIONS UPON SALES OR REFINANCINGS. As mentioned above, one source of Tender Cash Flow is the Purchaser's distributable portion of the proceeds of any sales or refinancings of Partnership properties attributable to Units owned by the Purchaser. The agreement governing the PWRES Loan will provide that the Purchaser is required to make a prepayment on the PWRES Loan of an amount equal to the Purchaser's distributable portion of the net proceeds (less amounts for taxes) of a sale (and 100% of the net proceeds of a refinancing) of the Purchaser's distributable portion of the proceeds of such sale or refinancing, whether or not distributed by the Partnership. Consequently, unless the Purchaser otherwise has funds available to make such a required prepayment, a conflict of interest may exist for the General Partner in determining whether and when to cause the Partnership to distribute the proceeds of any such sale or refinancing to the Partnership's partners.

      DISTRIBUTIONS GENERALLY. As set forth in Section 3, tendering Unitholders will be entitled to receive all distributions from the Partnership attributable to periods prior to May 1, 1996. Since the beneficial owners of the Purchaser include affiliates of the General Partner, a conflict of interest exists for the General Partner with respect to the timing and amount, if any, of distributions made by the Partnership for such period.

      TRANSACTIONS WITH AFFILIATES. The General Partner of the Partnership, an affiliate of certain beneficial owners of the Purchaser, owns a 2% interest in the Partnership and thus receives, as a continuing interest in the Partnership, an amount equal to a 2% allocation of the Partnership's profits, and 2% of distributions. The General Partner also receives a Partnership management incentive equal to 10% of cash available for distribution, and the General Partner and its affiliates are entitled to be reimbursed for certain expenses. (See "Section 13. Background of the Offer" for information with regard to a recent change in control of the General Partner.)


      The following chart sets forth amounts paid to the General Partner and its affiliates during the last three fiscal years and the nine months ended September 30, 1995.

                                                                9 Months Ended
                           1992         1993         1994           9/30/95
                           ----         ----         ----           -------
Continuing Interest       $42,000      $62,000     $69,000          $ 52,000
Partnership Management    234,000      343,000     385,000           288,000
  Incentive

Reimbursement of          521,000        ---       199,000           117,000
Expenses

Tax certiorari fee          ---          ---         9,695             ---


      SECTION 11. CERTAIN INFORMATION CONCERNING THE PURCHASER. The Purchaser was organized for the purpose of acquiring the Units. The partners of the Purchaser are Fleetwood and Cayuga. Fleetwood is a newly-formed Delaware corporation beneficially owned by Carl C. Icahn. Cayuga is a newly-formed Delaware limited partnership, and Cayuga Capital is a newly-formed Delaware corporation. The limited partners of Cayuga include employees, partners and/or affiliates of Apollo, an affiliate of Insignia and the former stockholders of NPI. The stockholders of Cayuga Capital include a partner of Apollo, an affiliate of Insignia and a former stockholder of NPI. The principal executive office of the Purchaser, Cayuga and Cayuga Capital is at 100 Jericho Quadrangle, Jericho, New York 11753. The principal executive office of Fleetwood is at 100 South Bedford Road, Mt. Kisco, New York 10549.

      For certain information concerning the partners of the Purchaser and their respective principals, see Schedule 1 to this Offer to Purchase.

      For certain financial information concerning the Purchaser and its partners, see Schedule 2 to this Offer to Purchase.

      Except as otherwise set forth herein, (i) neither the Purchaser, Fleetwood, Cayuga, Cayuga Capital, to the best of Purchaser's knowledge, the persons listed on Schedule 1 nor any affiliate of the foregoing beneficially owns or has a right to acquire any Units, (ii) neither the Purchaser, Fleetwood, Cayuga, Cayuga Capital, to the best of Purchaser's knowledge, the persons listed on Schedule 1, nor any affiliate thereof or director, executive officer or subsidiary of Cayuga Capital or Fleetwood has effected any transaction in the Units within the past 60 days, (iii) neither the Purchaser, Fleetwood, Cayuga, Cayuga Capital, to the best of Purchaser's knowledge, any of the persons listed on Schedule 1, nor any director or executive officer of Cayuga Capital or Fleetwood has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the

Commission between any of the Purchaser, Fleetwood, Cayuga, Cayuga Capital or, to the best of Purchaser's knowledge, the persons listed on Schedule 1, on the one hand, and the Partnership or its affiliates, on the other hand, and (v) there have been no contracts, negotiations or transactions between the Purchaser, Fleetwood, Cayuga, Cayuga Capital or, to the best of Purchaser's knowledge, the persons listed on Schedule 1, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

      The Purchaser currently owns 1 Unit which it acquired in February 1996 from Cayuga for $750.

      SECTION 12. SOURCE OF FUNDS. The Purchaser expects that approximately $16,750,000 (inclusive of fees and expenses) would be required to purchase the Units sought pursuant to the Offer, if tendered. Simultaneously with the commencement of the Offer, the Purchaser also commenced a tender offer for limited partnership assignee units of Growth Hotel Investors, a California Limited Partnership (together with the Partnership, the "Growth Hotel Partnerships"). The Offer and the other tender offer are collectively referred to herein as the "Growth Hotel Tender Offers" and the limited partnership assignee units of the Growth Hotel Partnerships which are purchased by the Purchaser pursuant to the Growth Hotel Tender Offers are referred to herein as the "Tendered Units". Neither of the Growth Hotel Tender Offers is dependent or conditioned upon the other Growth Hotel Tender Offer.

      Assuming the Growth Hotel Tender Offers are fully subscribed, the Purchaser will obtain not less than $10 million of the funds necessary to consummate the Growth Hotel Tender Offers from capital contributions from its partners. The remainder of such funds will be obtained from debt financing to be provided by Paine Webber Real Estate Securities Inc. (the "Lender") concurrently with the consummation of the Offer pursuant to the terms of a commitment letter, dated February 13, 1996 (the "Commitment Letter") between the Lender and the Purchaser. The Commitment Letter, which is subject to the completion by the Lender of its satisfactory review and due diligence analysis of the legal, business and financial aspects of the Offer, provides for a loan (the "PWRES Loan") to be made to the Purchaser in order to enable it to consummate the Growth Hotel Tender Offers. A funding fee of not less than $100,000 and up to $400,000 is payable by the Purchaser to the Lender in connection with the PWRES Loan.

      The PWRES Loan will be due and payable one year after initial funding subject to the right of the Purchaser to extend for two consecutive one-year periods provided that the PWRES Loan is not then in default. Interest on the PWRES Loan will accrue monthly and be payable in arrears at a rate per annum equal to 250 basis points over LIBOR during the initial 12 months of the loan, 350 basis points over LIBOR during the second 12 months of the loan and 450 basis points over LIBOR during the last 12 months of the loan. As of February 1, 1996 the LIBOR rate was 5 1/16% per annum.

      The Lender will also be entitled to additional interest on the PWRES Loan in the form of a residual fee. Payment of the Lender's additional interest, however, is subordinate to the prior return of the aggregate capital contributions received by the Purchaser, together with a 15% per annum return thereon. The residual fee will consist of not less than 10% and not more than 15% of Tender Cash Flow. The specified percentage to be received by the Lender will be based upon the period of time during which the PWRES Loan was outstanding. The amount of the PWRES Loan is dependent upon the number of Tendered Units acquired. Because such amount and the time of repayment of the PWRES Loan cannot be ascertained at this time, the effective rate of interest on the PWRES Loan cannot be determined.

      Although the PWRES Loan will be prepayable at any time without premium or penalty, a prepayment is required upon the occurrence of certain events. The Purchaser will be required to prepay the outstanding principal amount of the PWRES Loan in an amount equal to the Purchaser's distributable portion of the net proceeds (less amounts for taxes) of a sale (and 100% of the net proceeds of a refinancing) of a property owned by the Growth Hotel Partnerships, whether or not such amounts are distributed to the Purchaser. (See "Section 10. Conflicts of Interest and Transactions With Affiliates" for a discussion of certain conflicts of interest which will be created as a result of the Purchaser's obligation to prepay the PWRES Loan with the proceeds of sales or refinancings of Partnership properties.)

      As collateral security for the PWRES Loan, among other things, the Purchaser will be required to pledge and collaterally assign to the Lender the Tendered Units and other Units owned by affiliates of the Purchaser and approximately $2 million of additional collateral, and the Purchaser's partners will be required to pledge all their interests in the Purchaser. As additional collateral security, NPI Realty, the indirect managing general partner of the Partnership, will be required to pledge its general partnership interest in the General Partner to the Lender. Further, the Purchaser will establish an interest reserve account for the benefit of the Lender in an amount equal to 125% of the annualized interest on the PWRES Loan minus the actual or annualized distributions paid with respect to the Tendered Units during the most recent 12 month period.

      The Purchaser anticipates that the loan agreement governing the PWRES Loan will contain certain customary affirmative and negative reporting and operational covenants. The Purchaser will be required to pay the Lender reasonable and customary fees in connection with the PWRES Loan. It is also anticipated that the agreement governing the PWRES Loan will provide that certain actions (i.e., bankruptcy or insolvency and default under mortgage indebtedness) by the Growth Hotel Partnerships shall constitute a default under the PWRES Loan.

      Neither the Purchaser nor the General Partner has any present plans or intentions with respect to a merger, reorganization or liquidation of the Partnership, a sale of assets or refinancing of any of the properties (except that substantially all of the outstanding mortgage debt is scheduled to mature (and will likely require refinancing) during or before April 1998) or a change in the management, capitalization or distribution policy of the Partnership. However, the Purchaser believes that the General Partner will continue to review opportunities to sell the Partnership's properties and refinance its indebtedness consistent with its fiduciary obligations and with a view to maximizing returns to Unitholders.

      The amount of the PWRES Loan is dependent upon the number of Tendered Units to be acquired, which amount is not currently ascertainable. If the Growth Hotel Tender Offers are successful, and the maximum number of Tender Units sought are tendered, unless properties owned by the Growth Hotel Partnerships are sold or refinanced and the proceeds thereof are distributed to the partners, repayment of the PWRES Loan would be dependent upon the ability of the Purchaser to obtain replacement financing. (See "Section 10. Conflicts of Interest and Transactions with Affiliates" for a discussion of certain conflicts of interest which will be created as a result of the Purchaser consummating the PWRES Loan.) Neither the Purchaser nor the General Partner is able to identify any specific property owned by the Growth Hotel Partnerships which is intended to be sold. The Purchaser anticipates that, over the course of the PWRES Loan or any refinancing thereof, the allocable share of sale or refinancing proceeds to be received by it on account of its investment in the Tendered Units will be sufficient to retire the principal balance of the PWRES Loan or any replacement loans. However, the Purchaser has not made any plans or arrangements to refinance the PWRES Loan.

      SECTION 13.  BACKGROUND OF THE OFFER.

      ACQUISITION OF CONTROL. On December 6, 1993, a wholly-owned subsidiary of NPI assumed management and obtained control of the General Partner of the Partnership and certain other affiliated partnerships, by being appointed as substitute managing partner of the indirect managing general partner of the Partnership. At the time of such appointment, NPI was controlled by Michael L. Ashner, Arthur N. Queler and Martin Lifton.

      On October 12, 1994, NPI sold one-third of its stock to an affiliate of Apollo. On August 17, 1995, the stockholders of NPI entered into an agreement to sell all of the issued and outstanding stock of NPI to IFGP Corporation, an affiliate of Insignia. This transaction was consummated on January 19, 1996. (See the Form 8-K for the Partnership dated January 19, 1996 for additional information with respect to this transaction.)

      On October 19, 1995, Carl Icahn telephoned Andrew Farkas, Chairman of Insignia, and expressed an interest in making a tender offer for limited partnership assignee units of the Growth Hotel Partnerships. During the month of October, Mr. Icahn met with Mr. Farkas and Mr. Ashner and proposed making such tender offers through a joint venture with affiliates of NPI and Insignia. On October 31, 1995, Mr. Ashner informed Mr. Icahn that there was no interest in entering into such a joint venture. Discussions were again held regarding such a transaction in December 1995 and January and February 1996. On February 13, 1996, Mr. Ashner (on behalf of Cayuga) agreed to commence the Growth Hotel Tender Offers together with Mr. Icahn, provided that the Offers were made at the purchase prices specified in the Growth Hotel Tender Offers.

      On February 13, 1996, Cayuga and Fleetwood executed the partnership agreement of the Purchaser (the "Joint Venture Agreement"), which provides in substance that (i) the Units purchased pursuant to the Offer would be voted as directed by Cayuga and Fleetwood in proportion to their respective interests in the Purchaser, except that Cayuga would control certain aspects of the voting, including votes on any proposal (a) made by the General Partner of the Partnership, (b) to remove the General Partner, (c) that would in any way adversely alter the rights, authority or obligations of the General Partner or
(d) to reduce any compensation payable to the General Partner or any affiliate of the General Partner; and (ii) except as contemplated by the foregoing provisions and subject to certain limited exceptions, (a) neither Cayuga nor Fleetwood or their respective affiliates and other related persons shall commence a tender offer for Units or purchase, buy, acquire or otherwise become the beneficial owner of Units, and (b) so long as an affiliate of NPI is the General Partner, Fleetwood will not (1) make, or in any way participate in, directly, or indirectly, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 of the Exchange Act) with respect to the Partnership, (2) initiate, propose or otherwise solicit Unitholders for the approval of one or more proposals with respect to the Partnership, or (3) instigate or encourage any Unitholder or other third party to do any of the foregoing. The Joint Venture Agreement also provides that under certain limited circumstances NPI could be required to cause its affiliate to sell to Fleetwood or its designee the outstanding stock of NPI Realty for a formula price based primarily on the amount of property management fees paid by the Partnership to third parties (other than Hampton Inns and its affiliates) in the prior year. The foregoing is only a summary of the terms of the Joint Venture Agreement and is qualified in its entirety by reference to the full text of the Joint Venture Agreement, a copy of which has been filed as Exhibit (c)(1) to the Purchaser's Tender Offer Statement on Schedule 14D-1 and is incorporated herein by reference in its entirety.

      ESTABLISHMENT OF PURCHASE PRICE. The Purchaser has set the Purchase Price at $750 net per Unit. The Purchaser established the Purchase Price by analyzing a number of quantitative and qualitative factors including: (i) the volume and prices of recent secondary market resales of the Units; (ii) the lack of liquidity of an investment in the Partnership; (iii) an estimate of the liquidation value of the Partnership's assets; (iv) the costs to the Purchaser associated with acquiring the Units; (v) the administrative costs of continuing to own the Partnership's assets through a publicly registered limited partnership, and (vi) estimated transaction costs of completing the Offer of approximately $1,000,000.

      Secondary market sales activity for the Units, including privately negotiated sales, has been limited and sporadic. The Partnership's Form 10-K for the year ended December 31, 1994 states that "[n]o market for Limited Partnership Assignee Units exists, nor is expected to develop." At present, privately negotiated sales and sales through intermediaries (e.g., through the trading system operated by Chicago Partnership Board, Inc., which publishes sell offers by holders of Units) are the only means available to a Unitholder to liquidate an investment in Units (other than the Offer) because the Units are not listed or traded on any exchange or quoted on any NASDAQ list or system. High and low sales prices of Units may be obtained through certain entities such as Partnership Spectrum, an independent, third-party source which reports such information; however, the gross sales prices reported by Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. Set forth below are the high and the low sales prices for Units as reported by Partnership Spectrum during the periods indicated.

                                         Low Sales            High Sales
                                       Price Per Unit       Price Per Unit
                                       --------------       --------------
 12/01/94 - 01/31/95 . . . . . . .        370.00                500.00
 02/01/95 - 03/31/95 . . . . . . .        460.00                546.00
 04/01/95 - 05/31/95 . . . . . . .        460.00                530.00
 06/01/95 - 07/31/95 . . . . . . .        515.00                542.05
 08/01/95 - 09/30/95 . . . . . . .        500.00                630.36
 10/01/95 - 11/30/95 . . . . . . .        550.00                615.00


      The Purchaser is offering to purchase Units which are a relatively illiquid investment and is not offering to purchase the Partnership's underlying assets. Consequently, the Purchaser does not believe that the underlying asset value of the Partnership is determinative in arriving at the Purchase Price. Nevertheless, the Purchaser derived the Liquidation Value for the Partnership's assets using the capitalization of income approach. In determining the Liquidation Value, the Purchaser first calculated the "Adjusted Value" of each of the Partnership's properties. The Adjusted Value was determined by reducing a property's net operating income ("NOI") for the twelve month period commencing on January 1, 1995 and ending December 31, 1995 (i.e., the excess of actual property revenues over actual property expenses during such period) by an amount customarily reserved for capital expenditures at hotel properties (the "FF&E Reserve"). This amount was then divided by an 11.5% capitalization rate (the "Cap Rate") and reduced by reason of the adjustments referred to in the table below to determine the property's Adjusted Value. The FF&E Reserve used was 5% of gross revenues.

      THE PURCHASER BELIEVES THAT THE FF&E RESERVE AND CAP RATE UTILIZED BY IT ARE WITHIN A RANGE OF RESERVES AND CAPITALIZATION RATES CURRENTLY EMPLOYED IN THE MARKETPLACE. THE UTILIZATION OF DIFFERENT RESERVES AND CAPITALIZATION RATES COULD ALSO BE APPROPRIATE. IN THIS REGARD, UNITHOLDERS SHOULD BE AWARE THAT THE USE OF LOWER RESERVES AND/OR CAPITALIZATION RATES OR AN INCREASE IN NOI WOULD RESULT IN HIGHER ADJUSTED VALUES FOR THE PARTNERSHIP'S PROPERTIES.

      The following table applies the method used by the Purchaser to determine the Adjusted Value.

--------------------------------------------------------------------------------
    PROPERTY        NOI      FF&E RESERVE     ADJUSTMENTS      ADJUSTED VALUE
--------------------------------------------------------------------------------
 Kansas City        848,236     105,984           276,750(1)      6,177,615
--------------------------------------------------------------------------------
 Eden Prairie       783,697     100,544           494,990(1)      5,445,471
--------------------------------------------------------------------------------
 Dublin             712,394      97,469           532,330(1)      4,814,844
--------------------------------------------------------------------------------
 North Dallas     1,255,354     147,833           153,925(1)      9,476,692
--------------------------------------------------------------------------------
 St. Louis          795,203      99,534           423,030(1)      5,626,266
--------------------------------------------------------------------------------
 Colorado Springs   494,835     104,213           177,040(1)      3,219,673
--------------------------------------------------------------------------------
 Memphis I-40       530,177      88,220         1,250,172(1)(2)   2,592,932
--------------------------------------------------------------------------------
 Columbia-West      911,528     104,431           215,720(1)      6,802,515
--------------------------------------------------------------------------------
 Spartanburg        379,375      68,413           218,990(1)      2,485,027
--------------------------------------------------------------------------------
 Little Rock        654,919      83,947           228,217(1)      4,736,757
--------------------------------------------------------------------------------
 Amarillo           690,617      86,623           201,129(1)      5,050,993
--------------------------------------------------------------------------------
 Greenville         682,231      93,852           171,086(1)      4,945,253
--------------------------------------------------------------------------------
 Charleston         785,162      98,950           195,323(1)      5,771,738
--------------------------------------------------------------------------------
 Memphis-Poplar   1,108,456     126,668            45,625(1)      8,491,662
--------------------------------------------------------------------------------
 Greensboro         907,535     108,414            54,475(1)      6,894,403
--------------------------------------------------------------------------------
 Birmingham         959,129     110,811           221,375(1)      7,155,303
--------------------------------------------------------------------------------
 Atlanta            972,108     112,006            49,790(1)      7,429,358
--------------------------------------------------------------------------------
 Chapel Hill        789,866      99,229           116,165(1)      5,889,374
--------------------------------------------------------------------------------
 Dallas             595,194      88,219           168,360(1)      4,240,118
--------------------------------------------------------------------------------
 Nashville          828,736     112,391         1,901,732(1)(2)   4,327,355
--------------------------------------------------------------------------------
 San Antonio        815,631     103,844           157,349(1)      6,032,103
--------------------------------------------------------------------------------
 Madison Heights    571,124      89,856           169,415(1)      4,015,524
--------------------------------------------------------------------------------
 Mountain Brook     828,906     110,896         1,075,277(1)(2)   5,168,288
--------------------------------------------------------------------------------
 Northlake          756,179     102,772         1,079,347(1)(2)   4,602,453
--------------------------------------------------------------------------------
   TOTAL         18,656,592   2,445,119         9,577,612       131,165,717
--------------------------------------------------------------------------------

(1) Includes the following amounts presently required under agreement with Hampton Inns to be expended on capital improvements by a purchaser of property as a condition to transfer of license to operate property as a Hampton Inn: Kansas City - $276,750, Eden Prairie - $494,990, Dublin - $532,330, North Dallas - $153,925, St. Louis - $423,030, Colorado Springs
      - $177,040, Memphis I-40  - $82,185, Columbia-West - $215,720,
      Spartanburg - $218,990, Little Rock - $228,217, Amarillo - $201,129,
      Greenville-$171,086, Charleston - $195,323, Memphis - Poplar - $45,625, Greensboro - $54,475, Birmingham - $221,375, Atlanta - $49,790,

      Chapel Hill - $116,165, Dallas - $168,360, Nashville - $135,465, San
      Antonio - $157,349, Madison Heights -$169,415, Mountain Brook - $216,045 and Northlake - $155,160.

(2) Includes the following adjustments attributable to property being held under a land lease: Memphis I-40 - $1,167,987; Nashville - $1,766,267; Mountain Brook - $859,232; and Northlake - $924,187. Such amounts have been determined by dividing the Adjusted Value (prior to any adjustment other than that referred to in note 1) by the number of years remaining under the applicable land lease and dividing the amount so determined by the Cap Rate.

      To determine the Liquidation Value of the Partnership's assets, the Purchaser then (i) reduced the aggregate Adjusted Value by 3.5% ($4,598,710) to take into account the estimated closing costs which would be incurred upon the sale by the Partnership of its properties, including brokerage commissions, title costs, surveys, appraisals, legal fees and transfer taxes, and (ii) added to the aggregate Adjusted Value the amount of all net current assets (inclusive of assets of the Combined Fund) at December 31, 1995, which equaled $6,337,000. Finally, the Adjusted Value of each property was (i) reduced by subtracting to the extent of such property's Adjusted Value its long term debt as of December 31, 1995 (including any applicable prepayment penalty), which reduction amounted to approximately $50,666,000 in the aggregate, and (ii) further reduced the Adjusted Value to reflect the Partnership's 68% interest in the properties owned by the Combined Fund and the amount required to be paid to Hampton Inns under its joint venture agreement with the Combined Fund. The resulting Liquidation Value of the Partnership's assets was approximately $63,663,200 or $1,058 per Unit (based upon the percentage of capital distributions to which Unitholders are entitled).

      The Purchaser believes that realization by the Partnership of the Liquidation Value may be impacted by factors affecting real estate and the hotel industry generally. No Partnership properties or assets have been identified for sale, and neither the General Partner nor the Purchaser has any present plans or intentions with respect to liquidation of the Partnership. Furthermore, the Purchaser believes that sales of the Partnership's properties for all cash purchase prices may be affected by the foregoing factors.

      During the first quarter of 1994, Metric Realty, an unaffiliated third party whose affiliate performed asset management services for the Partnership and currently performs such services for affiliates of the General Partner, expressed an interest in purchasing all of the Partnership's property interests for a purchase price which the General Partner estimated would have resulted in a distribution to Unitholders of approximately $878 per Unit. Such expression of interest was preliminary in nature and was subject to the satisfaction of numerous conditions, including preparation and execution of a purchase contract, extensive due diligence and the consent of Unitholders and third parties.

      The Partnership Agreement provides, among other things, that upon dissolution of the Partnership subsequent to the sale of all of the Partnership's properties, the General Partner is required to contribute capital to the Partnership in an amount equal to any deficit then existing in its capital account. Through ownership of Units by the Purchaser, the potential liability of the General Partner and its present and former beneficial owners is effectively reduced. Although there was a deficit in the capital account of the General Partner of $320,257 as of the end of 1994 (equal to $5.43 per Unit), such amount is subject to future reduction through allocation of a portion of the taxable gain, if any, that results from the sale by the Partnership of its properties under the Partnership Agreement. Consequently, the ultimate amount, if any, of the deficit and the date on which it would be paid are indeterminable. Accordingly, the Purchaser has attributed no value to this obligation in establishing the Purchase Price.

      The Purchase Price represents the price at which the Purchaser is willing to purchase Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Purchase Price and no representation is made by the Purchaser, any affiliate of the Purchaser or the General Partner as to such fairness. The Purchaser did not attempt to obtain current independent valuations or appraisals of the underlying properties and other assets owned by the Partnership. As indicated above, the Purchaser does not believe that such valuations or appraisals should be determinative as to the Purchaser's establishment of the Purchase Price. Other measures of the value of the Units may be relevant to Unitholders. Unitholders are urged to consider carefully all of the information contained herein and consult with their own advisors, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Units.

      SECTION 14. CONDITIONS OF THE OFFER. Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or to pay for any Units tendered if all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained. Furthermore, notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the acceptance of such Units for payment or the payment therefor, any of the following conditions exists:

            (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Units by the Purchaser, (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Units, including, without limitation, the right to vote any Units acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Partnership's Unitholders, (iii) requires divestiture by the Purchaser of any Units,
      (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer, or
      (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser or the Partnership;

            (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

            (c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which, in the reasonable judgment of the Purchaser, is or may be materially adverse to the Partnership, or the Purchaser shall have become aware of any fact that, in the reasonable judgment of the Purchaser, does or may have a material adverse effect on the value of the Units;

            (d) there shall have been threatened, instituted or pending any action or proceeding before any court or government agency or other regulatory or administrative agency or commission or by any other person challenging the acquisition of any Units pursuant to the Offer, or otherwise directly or indirectly relating to the Offer, or otherwise, in the reasonable judgment of the Purchaser, adversely affecting the Purchaser or the Partnership;

            (e) the Partnership shall have (i) issued, or authorized or proposed the issuance of, any partnership interests of any class, or any securities convertible into, or rights, warrants or options to acquire, any such interests or other convertible securities, (ii) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Units, (iii) refinanced any of the Partnership's properties, other than in the ordinary course of the Partnership's business and consistent with the past practice, (iv) declared or paid any distribution, other than in cash and consistent with past practice, on any of its partnership interests, or (v) the Partnership or the General Partner shall have authorized, proposed or announced its intention to propose any merger, consolidation or business combination transaction, acquisition of assets, disposition of assets or material change in its capitalization, or any comparable event not in the ordinary course of business and consistent with past practice;

            (f) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

            (g) the transactions contemplated by the Commitment Letter shall not have been consummated.

      The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to such conditions or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. Any determination by the Purchaser concerning the events described above will be final and binding upon all parties.

      SECTION 15.  CERTAIN LEGAL MATTERS.

      GENERAL. Except as set forth in this Section 15, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser's present intention
that such additional approval or action would be sought.   While there is no
present intent to delay the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing Units thereunder. The Purchaser's obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 15.

      ANTITRUST. The Purchaser does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Units contemplated by the Offer.

      MARGIN REQUIREMENTS. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

      STATE TAKEOVER LAWS. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, securityholders, principal executive offices or principal places of business therein. Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer.
In such case, the Purchaser may not be obligated to accept for purchase or pay for any Units tendered.

      SECTION 16. FEES AND EXPENSES. Except as set forth in this Section 16, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. The Purchaser has retained The Herman Group, Inc. to act as Information Agent and as Depositary in connection with the Offer. The Purchaser will pay The Herman Group reasonable and customary compensation for their respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses. The Purchaser will also pay all costs and expenses of printing and mailing the Offer and its legal fees and expenses.

      SECTION 17. MISCELLANEOUS. The Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Units residing in such jurisdiction.

      No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

      The Purchaser has filed with the Commission a Schedule 14D-1, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 9 hereof (except that they will not be available at the regional offices of the Commission).


                                          Devon Associates


February 15, 1996

                                                                      Appendix A

                                    GLOSSARY

APOLLO:  Apollo Real Estate Advisors, L.P.

BUSINESS DAY: Any day other than Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time

CAP RATE:  The 11.5% capitalization rate used in calculating the Liquidation
Value

CAYUGA:  Cayuga Associates L.P.

CAYUGA CAPITAL:  Cayuga Capital Corporation, the general partner of Cayuga

CODE:  The Internal Revenue Code of 1986, as amended

COMBINED FUND:  Growth Hotel Investors Combined Fund No. 1

COMMISSION:  The Securities and Exchange Commission

COMMITMENT LETTER: The commitment letter dated February 13, 1996 between the Lender and the Purchaser

DEPOSITARY:  The Herman Group, Inc.

ELIGIBLE INSTITUTION: A member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States

EXCHANGE ACT:  Securities Exchange Act of 1934, as amended

EXPIRATION DATE: 12:00 Midnight, New York City Time on March 14, 1996, unless and as extended

GENERAL PARTNER:  Montgomery Realty Company-85

GROWTH HOTEL PARTNERSHIPS: The Partnership together with Growth Hotel Investors, a California limited partnership

GROWTH HOTEL TENDER OFFERS: The Offer together with the offer of the Partnership for limited partnership assignee units of Growth Hotel Investors, a California limited partnership

INSIGNIA:  Insignia Financial Group, Inc.

INFORMATION AGENT:  The Herman Group, Inc.

LENDER:  Paine Webber Real Estate Securities Inc.

LIQUIDATION VALUE: The Purchaser's estimate of the liquidation value of the Partnership's assets, as determined in Section 13 of the Offer to Purchase

NOI:  Net Operating Income

NPI:  National Property Investors, Inc.

NPI REALTY:  NPI Realty Management Corp.

OFFER: This offer of the Purchaser set forth in this Offer to Purchase and the related Letter of Transmittal, as each may be supplemented or amended from time to time

OFFER TO PURCHASE:  This Offer of the Purchaser, dated February 15, 1996

PARTNERSHIP:  Growth Hotel Investors II, a California limited partnership

PURCHASER:  Devon Associates

PWRES LOAN:  The loan to the Purchaser contemplated by the Commitment Letter

TIN:  Taxpayer identification number

UNITHOLDERS:  Holders of Units

UNITS:  limited partnership assignee units of the Partnership

                                   SCHEDULE 1

           PARTNERS OF THE PURCHASER AND THEIR RESPECTIVE PRINCIPALS


      Set forth below is the name, current business address, present principal occupation, and employment history for at least the past five years of each director and executive officer of Cayuga Capital and Fleetwood. Each person listed below is a citizen of the United States.


                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                     MATERIAL OCCUPATION, POSITION, OFFICE
                     OR EMPLOYMENT FOR THE PAST FIVE YEARS


Cayuga Capital

      MICHAEL L. ASHNER.   Mr. Ashner has been a Director and President of
Cayuga Capital since November 1995. Since January 1996, Mr. Ashner has also been President and Chief Executive Officer of Winthrop Financial Associates, A Limited Partnership ("Winthrop"). From June 1994 until January 1996, Mr. Ashner was a Director, President and Co-Chairman of NPI. Mr. Ashner was also a Director and executive officer of NPI Property Management Corporation ("NPI Management") from April 1984 until January 1996. Since 1981, Mr. Ashner has also served as President of Exeter Capital Corporation, a firm which has organized and administered real estate limited partnerships. Mr. Ashner's business address is 100 Jericho Quadrangle, Suite 214, Jericho, New York 11753.

      W. EDWARD SCHEETZ. Mr. Scheetz has been a Director of Cayuga Capital since November 1995. Mr. Scheetz was a Director of NPI from October 1994 until January 1996. Since May 1993, Mr. Scheetz has been a limited partner of Apollo, the managing general partner of Apollo Real Estate Investment Fund, L.P., a private investment fund. Mr. Scheetz has also served as a Director of Roland International, Inc., a real estate investment company since January 1994, and as a Director of Capital Apartment Properties, Inc., a multi-family residential real estate investment trust, since January 1994. Since June 1995, Mr. Scheetz has also served as a Director of Crocker Realty Trust, Inc. From 1989 to May 1993, Mr. Scheetz was a principal of Trammel Crow Ventures, a national real estate investment firm. Mr. Scheetz received his A.B. in Economics, Magna Cum Laude, from Princeton University. Mr. Scheetz's business address is 1301 Avenue of the Americas, 38th floor, New York, New York 10019.

      FRANK M. GARRISON. Mr. Garrison has been a Director, Vice President and Assistant Treasurer of Cayuga Capital since February 1996. Mr. Garrison has also been Executive Managing Director of Insignia and President of Insignia Financial Services since July 1994. Between January 1993 and July 1994, Mr. Garrison was Manager Director of Investment Banking of Insignia. From January 1992 to December 1992, Mr. Garrison was Vice President -- Investment Banking of Insignia. From January 1991 to December 1991, Mr. Garrison was employed by Donelson Ventures Holdings, L.P., a limited partnership engaged in real estate investing activities. From January 1989 to December 1990, he was an employee of Jacques-Miller Inc. Mr. Garrison's business address is 102 Woodmont Blvd., St. 400, Nashville, TN 37205.

      PETER BRAVERMAN.    Mr. Braverman has been a Vice President of Cayuga
Capital since November 1995. Since January 1996, Mr. Braverman has been a Senior Vice President of Winthrop. From June 1995 until January 1996, Mr. Braverman was a Vice President of NPI and NPI Management. From June 1991 until March 1994, Mr. Braverman was President of the Braverman Group, a firm specializing in management consulting for the real estate and construction industries. From 1988 to 1991, Mr. Braverman was Vice President and Assistant Secretary of Fischbach Corporation, a publicly traded, international real estate and construction firm. Mr. Braverman's business address is 100 Jericho Quadrangle, Suite 214, Jericho, New York 11753.

      ARTHUR N. QUELER.    Mr. Queler has been a Director and Treasurer of
Cayuga Capital since November 1995. From June 1994 until January 1996, Mr. Queler was a Director, Executive Vice President, Secretary and Treasurer of NPI and from 1984 until January 1996 was a Director and executive officer of NPI Management. Mr. Queler has also served as President of ANQ Securities, Inc., a NASD registered broker-dealer firm which has been responsible for supervision of licensed brokers and coordination with a nationwide broker-dealer network for the marketing of NPI investment programs, since 1983. Mr. Queler's business address is 5665 Northside Drive, N.W., Suite 370, Atlanta, Georgia 30328.

Fleetwood Corp.

      CARL C. ICAHN.    Mr. Icahn has been the sole Director of Fleetwood since
February 1996. He is also President and a Director of Starfire Holding Corporation (formerly Icahn Holding Corporation), a Delaware corporation ("SHC") and Chairman of the Board and a Director of various of SHC's subsidiaries, including ACF Industries, Inc., a New Jersey corporation ("ACF"). SHC is primarily engaged in the business of holding, either directly or through subsidiaries, a majority of the common stock of ACF. ACF is primarily engaged in the business of leasing, selling and manufacturing railroad freight and tank cars. Mr. Icahn has been President and a Director of SHC since August 1982 and has been a Director of ACF since June 1984 and Chairman of the Board of ACF since October 1984. Mr. Icahn also maintains similar positions with various of ACF's affiliates, including; (i) since 1968, Mr. Icahn has been Chairman of the Board, President and a Director of Icahn & Co., Inc., a Delaware corporation (collectively with its predecessor companies by merger, "Icahn & Co."), which is a registered broker-dealer and a member of the NASD; (ii) since November 1990, Mr. Icahn has been Chairman of the Board and a Director of American Property Investors, Inc., a Delaware corporation ("API"), primarily engaged in the business of acting as general partner of American Real Estate Partners, L.P., and (iii) from 1986 until January 1993, when he resigned, Mr. Icahn was a Director and Chairman of the Board of Trans World Airlines, Inc. ("TWA").
Since June 1993, Mr. Icahn has also served as a Director of Astrum International Corp., a Delaware holding company ("Astrum") whose principal subsidiaries are Samsonite Corporation, a manufacturer and distributor of luggage, Culligan International Company, a manufacturer of water purification and treatment equipment and McGregor Corporation, a manufacturer and distributor of apparel products and licensor of apparel brand names. Mr. Icahn's business address is 114 West 47th Street, 19th floor, New York, New York 10036.

      EDWARD E. MATTNER. Mr. Mattner has been President of Fleetwood since February 1996. Since May 1976, Mr. Mattner has been employed as a securities trader at Icahn & Co., a registered broker-dealer and a member of the NASD. Mr. Mattner's business address is 114 West 47th Street, 19th floor, New York, New York 10036.

      RICHARD T. BUONATO.    Mr. Buonato has been Treasurer of Fleetwood since
February 1996. He is also Vice President and Controller of Icahn & Co., a registered broker-dealer and member of the NASD. Mr. Buonato has served as Vice President since December 1977 and as Controller since May 1976. Since February 1982, Mr. Buonato has also served as Vice President and Controller of SHC. Mr. Buonato's business address is 114 West 47th Street, 19th floor, New York, New York 10036.

      GAIL GOLDEN.    Ms. Golden has been Vice President and Secretary of
Fleetwood since February 1996. She has also been acting as Chief Executive Officer of Global Travel Marketing Service since December 1995. Since August 1978, Ms. Golden has acted as Vice President -- Administration of Icahn & Co., Inc. Ms. Golden's business address is 114 West 47th Street, 19th Floor, New York, New York 10036.

                                   SCHEDULE 2





                          Independent Auditor's Report



To the Partners
Cayuga Associates L.P.
(A Delaware Limited Partnership)
Jericho, New York

We have audited the accompanying consolidated balance sheet of Cayuga Associates L.P. (A Delaware Limited Partnership) and subsidiary as of February 14, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the consolidated financial position of Cayuga Associates L.P. (A Delaware Limited Partnership) and subsidiary as of February 14, 1996 in conformity with generally accepted accounting principles.



                                                       IMOWITZ KOENIG & CO., LLP
                                                    Certified Public Accountants


New York, New York
February 14, 1996

                     CAYUGA ASSOCIATES L.P., AND SUBSIDIARY
                        (A DELAWARE LIMITED PARTNERSHIP)

                           Consolidated Balance Sheet
                               February 14, 1996



ASSETS
------

Cash                                                            $  998,500

Investment in Limited Partnerships                                   1,500

Deferred Costs                                                   1,100,000
                                                                ----------

Total Assets                                                    $2,100,000
                                                                ==========


LIABILITIES AND PARTNERS' EQUITY
--------------------------------

Accrued Expenses                                                $1,100,000
                                                                ----------

Minority Interest                                                  330,000
                                                                ----------

Commitment

Partners' Equity:
      General Partner                                                6,700
      Limited Partners                                             663,300
                                                                ----------

Total Partners' Equity                                             670,000
                                                                ----------

Total Liabilities and Partners' Equity                          $2,100,000
                                                                ==========





                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENT

                     CAYUGA ASSOCIATES L.P., AND SUBSIDIARY
                        (A DELAWARE LIMITED PARTNERSHIP)

                   Notes to Consolidated Financial Statement


1.    ORGANIZATION

      Cayuga Associates L.P., a Delaware Limited Partnership ("Cayuga"), was formed on October 30, 1995. Cayuga is a general partner in Devon Associates ("Devon"), a joint venture which plans to acquire limited partnership assignee units in Growth Hotel Investors, a California limited partnership, and in Growth Hotel Investors II, a California limited partnership (the "Limited Partnerships"). The general partner of Cayuga is Cayuga Capital Corporation, a Delaware Corporation ("Cayuga Capital").

      A shareholder of Cayuga Capital controls the general partners of the Limited Partnerships.


2.    PRINCIPLES OF CONSOLIDATION

      The consolidated balance sheet includes the accounts of Cayuga and its majority owned subsidiary, Devon Associates (collectively referred to as the "Partnership"). Material intercompany transactions and account balances are eliminated in consolidation.


3.    DEFERRED COSTS

      Deferred costs consist of fees and expenses related to the proposed offers to purchase units in the Limited Partnerships. The costs will be capitalized as part of the Partnership's investment upon the consummation of the purchases.


4.    PARTNERS' EQUITY

      The partnership agreements of Cayuga and Devon require the partners to contribute up to an additional $9,000,000, in the aggregate, to the Partnership in order to effect the acquisition of the Limited Partnership assignee units. The timing of the contributions will be made in conjunction with the requirements of the loan commitment (See Note 5).

                     CAYUGA ASSOCIATES L.P., AND SUBSIDIARY
                        (A DELAWARE LIMITED PARTNERSHIP)

                   Notes to Consolidated Financial Statement




5.    COMMITMENT

      In order to complete the purchase of Limited Partnership assignee units, the Partnership has received a commitment for debt financing from Paine Webber Real Estate Securities Inc. ("Paine Webber") subject to final approval by Paine Webber. The amount of the financing to be received is subject to a formula, based on capital contributed to the Partnership, as outlined in the commitment. The loan will be due one year after initial funding, subject to the right to extend such loan for two consecutive one-year periods, provided that the loan is not then in default.
      Interest will accrue at a rate per annum equal to 250 basis points over one-month LIBOR (approximately 5% per annum at February 14, 1996) during the initial twelve months of the loan, 350 basis points over one- month LIBOR during the second twelve months of the loan and 450 basis points over one-month LIBOR during the last twelve months of the loan. The lender will also be entitled to additional interest on the loan pursuant to the terms of the formula set forth in the commitment. Prepayment of the loan is required upon the occurrence of certain events.

      The collateral for the loan includes the Limited Partnership assignee units acquired, additional Limited Partnership assignee units owned by affiliates, approximately $2,000,000 of additional collateral and all interests in Devon. It is anticipated that the Partnership will incur approximately $1,000,000 in fees and expenses relating to the financing.

                          Independent Auditor's Report


To the Partners
Devon Associates
Jericho, New York

We have audited the accompanying balance sheet of Devon Associates as of February 14, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Devon Associates as of February 14, 1996 in conformity with generally accepted accounting principles.



                                             IMOWITZ KOENIG & CO., LLP Certified
                                                              Public Accountants


New York, New York
February 14, 1996

                                DEVON ASSOCIATES

                                 Balance Sheet
                               February 14, 1996



ASSETS
------

Cash                                                        $   998,500

Investment in Limited Partnerships                                1,500

Deferred Costs                                                1,000,000
                                                            -----------

Total Assets                                                $ 2,000,000
                                                            ===========


LIABILITIES AND PARTNERS' EQUITY
--------------------------------

Accrued Expenses                                            $ 1,000,000
                                                            -----------



Commitment

Partners' Equity                                              1,000,000
                                                            -----------

Total Liabilities and Partners' Equity                      $ 2,000,000
                                                            ===========





                        SEE NOTES TO FINANCIAL STATEMENT

                                DEVON ASSOCIATES

                          NOTES TO FINANCIAL STATEMENT


1.    ORGANIZATION

      Devon Associates ("Devon" or the "Partnership"), was formed on February 13, 1996. Devon proposes to acquire limited partnership assignee units in Growth Hotel Investors, a California limited partnership, and in Growth Hotel Investors II, a California limited partnership (the "Limited Partnerships"). The general partners of Devon are Cayuga Associates L.P., a Delaware Limited Partnership ("Cayuga") and Fleetwood Corp., A Delaware Corporation ("Fleetwood").

      A shareholder of the general partner of Cayuga controls the general partners of the Limited Partnerships.


2.    DEFERRED COSTS

      Deferred costs consist of fees and expenses related to the offers to purchase units in the Limited Partnerships. These costs will be capitalized as part of Devon's investment upon consummation of the purchases.


3.    PARTNERS' EQUITY

      The partnership agreement requires the partners to contribute up to an additional $9,000,000 to the Partnership in order to effect the acquisition of the Limited Partnership assignee units. The timing of the contributions will be made in conjunction with the requirements of the loan commitment (See Note 4).


4.    COMMITMENT

      In order to complete the purchase of limited partnership assignee units, Devon has received a commitment for debt financing from Paine Webber Real Estate Securities Inc. ("Paine Webber") subject to final approval by Paine Webber. The amount of the financing to be received is subject to a formula, based on capital contributed to the Partnership, as outlined in the commitment. The loan will be due one year after initial funding, subject to the right to extend such loan for two consecutive one-year periods, provided that the loan is not then in default. Interest will accrue at a rate per annum equal to 250 basis points over one-month LIBOR (approximately 5% per annum at February 14, 1996) during the initial twelve months of the loan, 350 basis points over one-month LIBOR during the second twelve months of the loan and 450 basis points over one-month LIBOR during the last twelve months of the loan. The lender will also be entitled to additional interest on the loan pursuant to the terms of the formula set forth in the commitment. Prepayment of the loan is required upon the occurrence of certain events.

      The collateral for the loan includes the Limited Partnership assignee units acquired, additional Limited Partnership assignee units owned by affiliates, approximately $2,000,000 of additional collateral and all interests in Devon. It is anticipated that Devon will incur approximately $1,000,000 in fees and expenses relating to the financing.

                                FLEETWOOD CORP.

                                 BALANCE SHEET
                               FEBRUARY 13, 1996
                                 (NOT AUDITED)




ASSETS
------

      Cash                                                          $  20,000

      Investment in Devon Associates                                $ 330,000
                                                                    ---------

      Total Assets                                                  $ 350,000
                                                                    =========


SHAREHOLDER'S EQUITY
--------------------

      Common Stock                                                  $       1
                                                                    ---------

      Additional Paid - in Capital                                  $ 349,999
                                                                    ---------

      Total Shareholder's Equity                                    $ 350,000
                                                                    =========

      The Letter of Transmittal and any other required documents should be sent or delivered by each Unitholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address set forth below:





                             THE HERMAN GROUP, INC.




              By Hand or Overnight Delivery:    2121 Jacinto Street
                                                26th Floor
                                                Dallas, Texas  75201

By Mail (insured or registered recommended):    P.O. Box 357
                                                Dallas, Texas  75221-9602

                               By Facsimile:    (214) 999-9348 or (214) 999-9323

              For Telephone Information contact the Purchaser at:

                                 (800) 530-4966





      Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent at the telephone number listed above. You may also contact your broker for assistance concerning the Offer.